Exhibit 3(i) under Form N-1A
Exhibit a under Item 601/Reg.S-K

FEDERATED INSURANCE SERIES
Amendment No. 25 to the
AMENDED AND RESTATED DECLARATION OF TRUST

Dated July 16, 2004

The Amended and Restated Declaration of Trust is amended as follows:

A.           Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

Section 5.  Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Capital Appreciation Fund II
Primary Shares
Service Shares
Federated Capital Income Fund II
Federated Fund for U.S. Government Securities II
Federated High Income Bond Fund II
Primary Shares
Service Shares
Federated Kaufmann Fund II
Primary Shares
Service Shares
Federated Prime Money Fund II
Federated Quality Bond Fund II

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 14th day of August, 2009, to become effective on March 12, 2010.

WITNESS the due execution hereof this 14th day of August, 2009.

/s/ John F. Donahue	/s/ J. Christopher Donahue
John F. Donahue	J. Christopher Donahue

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy,Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden	/s/ James F. Will
Peter E. Madden	James F. Will